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                                   EXHIBIT 5





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                                December 8, 1995

Kentucky Enterprise Bancorp, Inc.
800 Monmouth Street
Newport, Kentucky  41071

Gentlemen:

The undersigned has acted as counsel to Fifth Third Bancorp in connection with the transactions provided for in the Affiliation Agreement dated as of August 28, 1995 ("Affiliation Agreement") by and between Fifth Third Bancorp ("Fifth Third") and Kentucky Enterprise Bancorp, Inc. ("Kentucky Enterprise") and the Agreement of Merger, as amended and restated, dated as of August 28, 1995 by and between Fifth Third and Kentucky Enterprise ("Agreement of Merger").

I have examined and am familiar with originals or copies, certified or otherwise, identified to my satisfaction, of such statutes, regulations, documents, corporate records, and certificates of public officials and corporate officers as I have deemed necessary for the purposes of this opinion, including but not limited to the following: (a) the Second Amended Articles of Incorporation of Fifth Third, as amended; (b) the Code of Regulations, as amended, of Fifth Third; and, (c) the record of all actions taken by the Board of Directors and Executive Committee of the Board of Directors of Fifth Third in connection with any matters covered by this opinion.

This opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

I have made such examination of Ohio and Federal law as I deem relevant for the purposes of this opinion, but I have not made any review of the laws of any state other than Ohio. Accordingly, I express no opinion as to the laws of any state or jurisdiction other than the United States of America and the State of Ohio.

Based upon and subject to the foregoing, I am of the opinion that assuming the merger is consummated as described in the Agreement of Merger and further assuming that Fifth Third's registration statement on Form S-4 under the Securities Act of 1933, as amended, relating to 1,152,749 shares of Fifth Third's common stock (the "Registration Statement") is declared effective by the Securities and Exchange Commission on or prior to the Effective Time of the Merger (as defined in the Agreement of Merger), any shares of common stock, no par value, of Fifth Third received by holders of shares of common stock of Kentucky Enterprise as consideration in respect of the Merger, when so issued or transferred, will be legally and validly issued and outstanding, fully paid and nonassessable.

                                           Very truly yours,

                                           FIFTH THIRD BANCORP


                                           /s/ Paul L. Reynolds


                                           Paul L. Reynolds
                                           Counsel
PLR:km